                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant: [X]

Filed by a party other than the Registrant: [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential for Use of
[X]Definitive Proxy Statement                the Commission Only (as
[_]Definitive Additional Materials           permitted by Rule 14a-
                                             6(e)(2))
[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CANDELA CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

  Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)Title of each class of securities to which transaction applies:

  (2)Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)Proposed maximum aggregate value of transaction:

  (5)Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)Amount Previously Paid:

  (2)Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4)Date Filed:

                              CANDELA CORPORATION
                             530 BOSTON POST ROAD
                               WAYLAND, MA 01778
                                (508) 358-7400

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

An Annual Meeting of Shareholders of Candela Corporation, a Delaware corporation, will be held on Tuesday, January 20, 1998, at 10:00 a.m., at the Boston Park Plaza Hotel, 64 Arlington Street, Boston, Massachusetts for the following purposes:

  1. To elect a Board of Directors for the ensuing year.

  2. To consider and act upon a proposal to ratify the selection of the firm of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending June 27, 1998.

  3. To transact any other business as may properly come before the meeting and any adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of December 3, 1997, the record date fixed by the Board of Directors for such purpose.

All shareholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the annual meeting. Any shareholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ Gordon H. Hayes, Jr.

                                          Gordon H. Hayes, Jr., Secretary

Wayland, Massachusetts
December 11, 1997

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                                PROXY STATEMENT

                               DECEMBER 11, 1997

  Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors (the "Board") of Candela Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, January 20, 1998, at 10:00 a.m. (the "Meeting"), at the Boston Park Plaza Hotel, Boston, Massachusetts.

  Only shareholders of record as of December 3, 1997 (the "Record Date") will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 5,433,665 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company were issued and outstanding.

  The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting; or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Candela Corporation, 530 Boston Post Road, Wayland, Massachusetts 01778, Attention: Secretary, at or before the taking of the vote at the Meeting.

  The persons named as attorneys in the proxy are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted and, with respect to the election of the Board of Directors, will be voted as stated below under "Election of Directors." Any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name on the space provided on the proxy. In addition to the election of Directors, the shareholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this Proxy Statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is made.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the Meeting. All other matters being submitted to shareholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

  The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  The Company's Annual Report, containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended June 28, 1997, is being mailed contemporaneously with this Proxy Statement to all shareholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to shareholders on or about the date hereof.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 1, 1997 by
(i) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its Common Stock, (ii) each director or nominee to become a director of the Company, (iii) each executive officer identified in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group:

                                            AMOUNT OF BENEFICIAL OWNERSHIP (1)
                                           -------------------------------------
                                            NUMBER OF SHARES  PERCENT OF SHARES
NUMBER AND ADDRESS OF BENEFICIALLY OWNED   BENEFICIALLY OWNED BENEFICIALLY OWNED
----------------------------------------   ------------------ ------------------
Gerard E. Puorro(2).......................       207,706              3.7%
Theodore G. Johnson(3)....................        73,349              1.3%
Kenneth D. Roberts(4).....................        41,500                *
Douglas W. Scott(5).......................        26,250                *
Richard J. Cleveland, M.D.(6).............        17,000                *
Robert E. Dornbush(7).....................       305,335              5.6%
James C. Hsia(8)..........................       120,718              2.2%
Kenji Shimizu(9)..........................        40,000                *
William B. Kelley(10).....................        60,989              1.1%
Richard J. Olsen(11)......................        64,805              1.2%
Singatronics Limited(12)..................       870,146             16.0%
 Singatronics Building
 506 Chai Chee Lane
 Singapore 469026
William D. Witter, Inc.(13)...............     1,340,233             24.7%
 153 East 53rd Street
 New York, NY 10022
All Directors and Executive
 Officers as a Group (13 Persons)(14).....       986,429             16.5%

--------
 *  Represents less than 1% of the Company's outstanding Common Stock.
 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Pursuant to the rules of the Securities and Exchange Commission the number of shares of Common Stock deemed outstanding includes, for each person or group referred to in the table, shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after December 1, 1997.
 (2) Includes 205,000 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997.
 (3) Includes 20,500 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997.
 (4) Includes 17,500 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997. Excludes 3,000 shares held by a trust for the benefit of one of Mr. Roberts' children as to which Mr. Roberts disclaims beneficial ownership.
 (5) Includes 25,000 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997.

 (6) Includes 15,000 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997.
 (7) Includes 15,000 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997 and warrants to purchase 2,000 shares of Common Stock. Excludes 119,885 shares held by Kenan Greg Loomis which, by virtue of their expectation that they are likely to act in concert with respect to future transactions in the Company's securities, each of Messrs. Dornbush and Loomis may be deemed to own beneficially. However, each of Messrs. Dornbush and Loomis disclaims voting power and investment power over the securities of the Company owned by the other. Information based on Amendment No. 2 to
     Schedule 13D, dated September 9, 1992, and Amendment No. 6 to Schedule 13D, dated December 22, 1994 filed with the Securities and Exchange Commission.
 (8) Includes 85,546 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997.
 (9) Includes 37,500 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997.
(10) Includes 60,464 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997.
(11) Includes 48,939 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 1997.
(12) Includes warrants to purchase 39,142 shares of Common Stock. Information based on Amendment No. 3 to Schedule 13D, dated June 9, 1992 filed with the Securities and Exchange Commission.
(13) Information based on Amendment No. 2 to Schedule 13G which was filed with the Securities and Exchange Commission on September 12, 1995, Amendment No. 4 to Schedule 13G filed on February 16, 1996, Amendment No. 5 to
     Schedule 13G filed on June 21, 1996 and Amendment No. 6 to Schedule 13G filed September 19, 1997.
(14) Includes 557,474 shares subject to stock options exercisable within the 60 day period following December 1, 1997. Also includes warrants to purchase 2,000 shares of Common Stock.

                             ELECTION OF DIRECTORS

  Each Director of the Company is elected to hold office until the next meeting of shareholders, and until his successor is elected and qualified. Shares represented by all proxies received by the Company and not so marked as to withhold authority to vote for any individual nominee for Director or for all nominees will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the six nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of another person or for fixing the number of Directors at a lesser number. All of the nominees are currently Directors of the Company. Proxies cannot be voted for more than six nominees.

  The nominees for Directors of the Company are as follows:

   NAME                              AGE                 POSITION
   ----                              ---                 --------
                                         President, Chief Executive Officer and
Gerard E. Puorro....................  50 Director
Kenneth D. Roberts..................  64 Chairman of the Board of Directors
Theodore G. Johnson.................  65 Director
Douglas W. Scott....................  51 Director
Richard J. Cleveland, M.D. .........  65 Director
Robert E. Dornbush..................  50 Director

  Mr. Puorro was appointed a Director of the Company in September 1991. Mr. Puorro has been President and Chief Executive Officer of the Company since April 1993. From April 1989 until April 1993, Mr. Puorro was Senior Vice President and Chief Financial Officer of the Company. Mr. Puorro was elected Treasurer in

April 1991 and Chief Operating Officer in December 1992. Prior to joining the Company and since 1982, he was Vice President and Controller at Massachusetts Computer Corporation, a manufacturer of micro-supercomputers.

  Mr. Roberts has been a Director of the Company since August 1989 and Chairman of the Board of Directors since November 1991. From November 1992 to June 1995, Mr. Roberts was employed on a part-time basis as Vice President and Chief Financial Officer of Foster Miller, Inc., an engineering services company. Since December 1988, he has been an independent management consultant. From July 1986 to December 1988, Mr. Roberts was Vice President, Treasurer and Chief Financial Officer of Massachusetts Computer Corporation, a manufacturer of micro-supercomputers. Prior to that time and for many years, he was Senior Vice President and Treasurer of Dynatech Corporation, a provider of diversified high technology products and services.

  Mr. Johnson has been a Director of the Company since February 1988. From 1983 until 1991, he managed his own venture capital and consulting business, Prelude Management, Inc. Since that time, he has been an active venture investor and director of a number of companies. Prior to that and for twenty-five years, he was a Vice President at Digital Equipment Company. Mr. Johnson is currently a Director of Gensym, Inc., and a number of private companies including Enrollment Collaborative, Inc., a computer-based college application service.

  Mr. Scott has been a Director of the Company since September 1991. Since 1985, Mr. Scott has been a partner with Phildius, Kenyon & Scott, a health care consulting and investment firm. Mr. Scott is currently President, Chief Operating Officer, and a Director of Avitar, Inc., a publicly held health care company. Mr. Scott also served as Chief Executive Officer of Avitar from December 1989 through April 1991.

  Dr. Cleveland was appointed a Director of the Company in April 1994. He has been Professor of Surgery at Tufts University School of Medicine since 1972. In 1986, he was appointed the Andrews Professor of Surgery at the same institution. From 1975 to 1993, Dr. Cleveland was Chairman of the Department of Surgery and Surgeon-in-Chief at the New England Medical Center and a member of the staff of several hospitals in the Boston area. He is presently Secretary-Treasurer of the American Board of Thoracic Surgery and has held numerous positions in a variety of other professional associations.

  Mr. Dornbush was appointed a Director of the Company in January 1995. He has been a principal in Co-Development International, a health care consulting firm, since 1992. In that capacity, he served as a materials management consultant for Kaiser Permanente from 1994 through 1995. Prior to that time, Mr. Dornbush was President of UNIT Consulting Group. From 1978 through 1991, Mr. Dornbush held the positions of President and Chief Executive Officer at Itel Distribution Systems, Inc. and The Dornbush Group, Inc. Mr. Dornbush also is currently a partner in five real estate entities: Pratezk Partners, Double M Investments, Dom Associates, Westside Development and Lewis, Wolcott and Dornbush Real Estate, Inc.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors met four times during the fiscal year ended June 28, 1997. Each incumbent Director who served on the Board during fiscal 1997 attended at least 75% of the Meetings of the Board and committees of the Board on which he served during that period. The Audit Committee of the Board, of which Mr. Roberts, Mr. Johnson and Mr. Dornbush were members during fiscal 1997, reviews all financial functions of the Company, including matters relating to the appointment and activity of the Company's auditors. The Stock Option and Compensation Committee, of which Dr. Cleveland and Mr. Scott were members during fiscal 1997, sets the compensation of the Chief Executive Officer and reviews and approves the compensation arrangements for all other officers of the Company and administers the Company's 1989 Stock Plan. The Audit Committee met one time and the Stock Option and Compensation Committee met four times during the fiscal year ended June 28, 1997. The Board of Directors does not have a standing nominating committee.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company receive a fee of $750 per meeting of the Board of Directors or committee meeting thereof if held separately. Directors are also reimbursed for out-of-pocket expenses incurred in connection with the performance of their duties as a director.

  On May 10, 1990, the Board of Directors of the Company adopted the 1990 Non-Employee Director Plan, which was approved by the Company's shareholders on November 13, 1990. The 1990 Non-Employee Director Plan provides for the issuance of options for the purchase of up to 60,000 shares of the Company's Common Stock. Under this plan, each member of the Company's Board of Directors who is neither an employee nor officer of the Company receives a one-time grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options generally become exercisable in equal amounts over a period of four years from the date of grant, expire seven years after the date of grant and are nontransferable. Including cancellations, options for the purchase of 66,500 shares have been granted at a range of exercise prices from $3.25 to $14.50 per share. Upon shareholder approval of the 1993 Non-Employee Director Stock Option Plan, the Board of Directors terminated the granting of options under the 1990 Non-Employee Director Stock Option Plan.

  On June 2, 1993, the Board of Directors of the Company adopted the 1993 Non-Employee Director Stock Option Plan, which was approved by the Company's shareholders on November 18, 1993. The 1993 Non-Employee Director Plan provides for the issuance of options for the purchase of up to 80,000 shares of the Company's Common Stock. Under this Plan, each member of the Company's Board of Directors who is neither an employee nor an officer of the Company receives a onetime grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options generally become exercisable in equal amounts over a period of two years from the date of grant, expire ten years after the date of grant and are nontransferable. To date, options for the purchase of 60,000 shares have been granted at exercise prices ranging from $1.50 to $3.25 per share.

  On December 24, 1996, Dr. Cleveland, a director of the Company, was granted non-statutory options to purchase 20,000 shares of the common stock of Candela Skin Care Centers, Inc., a subsidiary of the Company, at an exercise price of $1.00. These non-qualified options were granted pursuant to the terms of the Candela Skin Care Centers, Inc. 1996 Incentive and Non-Statutory Stock Option Plan, have a term of 10 years from the date of grant and become exercisable over a four-year period.

  In fiscal 1997, Mr. Roberts, Chairman of the Board of Directors of the Company, received compensation in the amount of $3,147 from the Company for services provided to the Company pursuant to a Consulting Agreement dated June 10, 1996.

  In fiscal 1997, Dr. Cleveland, a director of the Company, received compensation in the amount of $32,697 from Candela Skin Care Centers, Inc. for services provided to the Company pursuant to a Consulting Agreement dated June 10, 1996.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the compensation paid or accrued by the Company for services rendered to the Company, in all capacities, for the year ended June 28, 1997 by its Chief Executive Officer (the "CEO") and the four other most highly paid executive officers of the Company, in each case whose total salary and bonus exceeded $100,000 during the year ended June 28, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                     ANNUAL COMPENSATION(1)    COMPENSATION
                                    ------------------------- ---------------
                             FISCAL            OTHER ANNUAL      AWARDS(2)       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY($) COMPENSATION($) OPTIONS/SARS(#) COMPENSATION ($)
---------------------------  ------ --------- --------------- --------------- ----------------
Gerard E. Puorro.........     1997   209,792      15,000(3)       100,000          3,046(5)
 Chief Executive Officer,     1996   207,615      15,000(3)        50,000(4)       2,376(5)
 President and Director       1995   205,085      43,125(3)       100,000          2,590(5)
James C. Hsia, Ph.D. ....     1997   141,686         --            20,000          2,935(6)
 Senior Vice President,       1996   131,019         --            40,000          2,470(6)
 Research                     1995   127,453         --                 0          2,673(6)
Kenji Shimizu............     1997   152,098         --                 0          2,491(7)
 Executive Vice President     1996   145,720         --                 0            174(7)
                              1995   135,011         --            25,000            188(7)
William B. Kelley........     1997   156,988         --            25,000          2,401(8)
 Vice President, North        1996   135,520         --                 0          1,934(8)
 American Sales and
  Service                     1995   135,408         --            20,000          2,119(8)
Richard J. Olsen.........     1997   135,583         --                 0          1,688(9)
 Senior Vice President        1996   124,377         --          90,000(4)         1,669(9)
                              1995   116,384         --            20,000          2,028(9)

--------
(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.
(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan pay-outs during the fiscal years ended June 28, 1997, June 29, 1996 or July 1, 1995.
(3) For fiscal 1997, 1996 and 1995, includes $15,000, $15,000 and $43,125 of debt forgiveness, respectively.
(4) Reflects options for the purchase of shares in Candela Skin Care Centers, Inc., a subsidiary of the Company.
(5) For fiscal 1997, includes $2,320 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $726 in life insurance premiums paid by the Company for the benefit of Mr. Puorro. For fiscal 1996, includes $1,717 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $659 in life insurance premiums paid by the Company for the benefit of Mr. Puorro. For fiscal 1995, includes $1,816 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $714 in life insurance premiums paid by the Company for the benefit of Mr. Puorro.
(6) For fiscal 1997, includes $2,175 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $760 in life insurance premiums paid by the Company for the benefit of Dr. Hsia. For fiscal 1996, includes $1,773 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $697 in life insurance premiums paid by the Company for the benefit of Dr. Hsia. For fiscal 1995, includes $1,912 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $761 in life insurance premiums paid by the Company for the benefit of Dr. Hsia.
(7) For fiscal 1997, includes $2,292 in matching contributions by the Company pursuant to the Company's 401(k) Plan. For fiscal 1997, 1996 and 1995, includes $199, $174 and $188, respectively, in life insurance premiums paid by the Company for the benefit of Mr. Shimizu.
(8) For fiscal 1997, includes $2,291 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $110 in life insurance premiums paid by the Company for the benefit of Mr. Kelley. For fiscal 1996, includes $1,837 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $97 in life insurance premiums paid by the Company for the benefit of Mr. Kelley. For fiscal 1995, includes $2,012 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $107 in life insurance premiums paid by the Company for the benefit of Mr. Kelley.
(9) For fiscal 1997, includes $1,013 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $675 in life insurance premiums paid by the Company for the benefit of Mr. Olsen. For fiscal 1996, includes $1,072 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $597 in life insurance premiums paid by the Company for the benefit of Mr. Olsen. For fiscal 1995, includes $1,182 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $846 in life insurance premiums paid by the Company for the benefit of Mr. Olsen.

OPTION GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth grants of stock options pursuant to the Company's 1989 Stock Plan during the fiscal year ended June 28, 1997 to the Named Executive Officers listed in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                       PERCENT OF                          ANNUAL RATES OF
                                         TOTAL                               STOCK PRICE
                                        OPTIONS/   EXERCISE               APPRECIATION FOR
                                       GRANTED TO   OF BASE                  OPTIONS(1)
                           OPTION     EMPLOYEES IN   PRICE   EXPIRATION ---------------------
          NAME           GRANTED (#)  FISCAL YEAR  ($/SHARE)    DATE       5%         10%
          ----           -----------  ------------ --------- ---------- --------- -----------
Gerard E. Puorro........   100,000(2)    46.51%      7.50      8/9/06     471,671   1,195,307
James C. Hsia, Ph.D.....    20,000(2)     9.30%      7.50      8/9/06      94,334     239,061
Kenji Shimizu...........       --          --         --          --          --          --
William B. Kelley.......    25,000(2)    11.63%      7.50      8/9/06     117,918     298,827
Richard J. Olsen........       --          --         --          --          --          --

--------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock, as the case may be, over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(2) These options were granted on August 9, 1996, have a term of ten years from the date of grant, become exercisable over a four year period and qualify as incentive stock options under Section 422 of the Internal Revenue Code.

OPTION EXERCISES AND FISCAL YEAR END VALUES

  The following table sets forth information with respect to options to purchase (1) the Company's Common Stock granted under the 1987 Stock Option Plan and 1989 Stock Plan, and (2) shares of the Company's subsidiary, Candela Skin Care Centers, Inc. including (i) the number of shares purchased upon exercise of options in the most recent fiscal year, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at June 28, 1997, and (iv) the value of such unexercised options at June 28, 1997:

            AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

                          JUNE 28, 1997 OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                   NUMBER OF UNEXERCISED                  IN-THE-MONEY OPTIONS
                            SHARES     VALUE   OPTIONS AT JUNE 28, 1997 (#)              AT JUNE 28, 1997 ($)(2)
                         ACQUIRED ON  REALIZED -----------------------------------      --------------------------
  NAME                   EXERCISE (#)  ($)(1)   EXERCISABLE         UNEXERCISABLE       EXERCISABLE  UNEXERCISABLE
  ----                   ------------ -------- --------------      ---------------      -----------  -------------
Gerard E. Puorro........     --         --              155,000              125,000      410,625       175,000
                             --         --               37,500(3)            12,500(3)       -- (4)        -- (4)
James C. Hsia, Ph.D.....     --         --               80,546               31,250      108,472             0
Kenji Shimizu...........     --         --               31,250               12,500       93,750        43,750
William B. Kelley.......    1,500      8,250             49,214               35,000      146,074        35,000
Richard J. Olsen........     --         --               43,939               10,000      128,472        35,000
                             --         --               45,000(3)            45,000(3)       -- (4)        -- (4)

--------
(1) Named Executive Officers will receive cash only if and when they sell the securities issued upon exercise of the options and the amount of cash received by such individuals is dependent on the value of such securities at the time of such sale, if any.
(2) Value is based on the difference between option grant price and the fair market value at 1997 fiscal year end ($6.25 per share as quoted on the Nasdaq Stock Market at the close of trading on June 27, 1997) multiplied by the number of shares underlying the option.
(3) These options are for the purchase of shares of Candela Skin Care Centers, Inc., a subsidiary of the Company.
(4) Value of options to purchase shares of Candela Skin Care Centers, Inc. cannot be determined due to the lack of a public market. At the time of grant, the board of directors of Candela Skin Care Centers, Inc. determined that the exercise price of $1.00 was not less than the fair market value of shares of Candela Skin Care Centers, Inc.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee, which consisted of Mr. Scott and Dr. Cleveland during fiscal 1997. Both members of the Compensation Committee are nonemployee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee each year sets the compensation of the Chief Executive Officer and reviews and approves the compensation of all other officers, including approval of annual salaries and bonuses as well as the grant of stock options to officers and employees.

 Compensation Philosophy

  The goal of the Company is to attract and retain qualified executives in a competitive industry. To achieve this goal, the Compensation Committee applies the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to revenue growth, operating results and earnings per share performance.

  Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, and (v) assist the Company in attracting and retaining qualified executive officers. Currently, compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary and long-term incentive compensation in the form of stock options.

 Base Salary

  In setting cash compensation for the Chief Executive Officer and reviewing and approving the cash compensation for all other officers, the Compensation Committee reviews salaries annually. The Compensation Committee's policy is to fix base salaries at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of the Company. In addition, the base salaries take into account the Company's relative performance as compared to comparable companies.

  The salary compensation for the executive officers is based upon their qualifications, experience and responsibilities, as well as the attainment of planned objectives. The Chief Executive Officer and President makes recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on an annual basis. During fiscal 1997, the Chief Executive Officer and President made recommendations for salary increases for the executive group, and the Compensation Committee granted increases ranging from 14.2% to 25%.

 Stock Options

  The Compensation Committee relies on incentive compensation in the form of stock options to retain and motivate executive officers. Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable them to develop and maintain a stock ownership position in the Company's Common Stock. The Company's 1987 Stock Option Plan and 1989 Stock Plan, administered by the Compensation Committee, have been used for the granting of stock options. The Board of Directors has terminated the granting of options under the 1987 Stock Option Plan.

  The 1989 Stock Plan permits the Compensation Committee to grant stock options to eligible employees, including executive officers. Options generally become exercisable based upon a vesting schedule tied to years of future service to the Company. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees. The Compensation Committee has granted options in order to motivate these employees to maximize shareholder value. Generally, options granted to officers and employees vest over two or four years and expire after a 10-year period. The Compensation Committee has a general practice of awarding stock options at not less than the fair market value at the date of grant. As a result of this policy, executives and other employees are rewarded economically only to the extent that the shareholders also benefit through appreciation in the market.

  Options granted to employees are based on such factors as individual initiative, achievement and performance. In making grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of the Company's shareholders.

 Mr. Puorro's Compensation

  The cash compensation program for the Chief Executive Officer and the President of the Company is designed to reward performance that enhances shareholder value. The compensation package is comprised of base pay and stock options, which is affected by the Company's revenue growth, market share growth, profitability, and growth in earnings per share. In fiscal 1997, Mr. Puorro's cash compensation was increased from $190,000 to $237,500 per year and he was granted an option to purchase 100,000 shares of Common Stock of the Company. The Compensation Committee believes that Mr. Puorro's compensation has been, and is now, comparable to the salary of other Chief Executive Officers in other medical equipment companies, considering the size and rate of profitability of those companies.

  The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

  This report has been submitted by the members of the Stock Option and Compensation Committee:

                                          DOUGLAS W. SCOTT
                                          RICHARD J. CLEVELAND, M.D.

STOCK PERFORMANCE GRAPH

  The following graph illustrates a five year comparison of cumulative total shareholder return among the Company, the Nasdaq National Market Index and the Company's "Industry Index." The Company selected an index of companies in the electro-medical equipment industry as its industry group. Accordingly, the Industry Index reflects the performance of all companies that are included in the electro-medical equipment industry with 3845 as their Primary Standard Industrial Classification Code Number. The comparison assumes $100 was invested on June 27, 1992 (the date of the beginning of the Company's fifth preceding fiscal year) in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                       [PERFORMANCE GRAPH APPEARS HERE]

                    COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

----------------------------- FISCAL YEAR ENDING ------------------------------
COMPANY                 1992      1993      1994      1995      1996      1997

CANDELA CORP             100      32.00     33.33     21.33     89.33      66.67
INDUSTRY INDEX           100      85.25     88.44    142.93    194.31     130.06
BROAD MARKET             100     122.76    134.61    157.88    198.73     239.40


EMPLOYMENT CONTRACTS

  The Company has a severance agreement with each of Messrs. Puorro, Hsia, Shimizu, Kelley and Olsen. Under the Company's agreements with Messrs. Puorro, Hsia, Shimizu, Kelley and Olsen, each of them is entitled to continue to receive from the Company their respective base annual salary over 12 months in the event that their services for the Company are terminated for any reason except resignation. Under the Company's agreement with Mr. Puorro, he is entitled to receive 18 months of severance in the event that there is a change in control of the Company as defined by the agreement.

                     SECTION 16(A) REPORTING DELINQUENCIES

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Each of William B. Kelley, Vice President, North American Sales and Service for the Company, Richard J. Olsen, Senior Vice President for the Company and Mr. Scott failed to timely file a Statement of Beneficial Ownership of Securities on Form 4 for a single transaction. Each of Messrs. Cleveland, Dornbush, Roberts, Scott and Johnson failed to timely file an Annual Statement of Beneficial Ownership of Securities on Form 5 for two transactions. Each of Jay Caplan, Vice President, Operations for the Company, James C. Hsia, Senior Vice President, Research for the Company, and Robert Wilber, Vice President, Service for the Company, failed to timely file an Annual Statement of Beneficial Ownership of Securities on Form 5 for a single transaction. The foregoing information is based solely on the Company's review of the copies of such forms received by it or written representations from certain reporting persons that no Forms 4 or 5 were required to be filed.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent certified public accountants, to serve as auditors for the fiscal year ending June 27, 1998. Coopers & Lybrand L.L.P. has acted as the Company's independent auditors since March 1989. It is expected that a member of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR ratification of its selection of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending June 27, 1998.

                             SHAREHOLDER PROPOSALS

  The Company intends to hold its next Annual Meeting of Shareholders in the second fiscal quarter of 1999. Proposals of shareholders intended for inclusion in the Proxy Statement to be mailed to all shareholders entitled to vote at the next Annual Meeting of Shareholders of the Company in 1998 must be received at the Company's principal executive offices not later than June 8, 1998. In order to avoid uncertainty as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested to Candela Corporation, 530 Boston Post Road, Wayland, Massachusetts 01778.

                           EXPENSES AND SOLICITATION

  The cost and solicitation of proxies will be borne by the Company, and in addition to directly soliciting shareholders by mail, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail or telephone, following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist the Company in soliciting proxies. If the Company does retain a proxy solicitation firm, the Company would pay such firm customary fees and expenses.

LOGO

                              CANDELA CORPORATION

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 20, 1998

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                              CANDELA CORPORATION

  The undersigned hereby appoints Gerard E. Puorro and F. Paul Broyer, and each of them alone, proxies, with full power of substitution, to vote all shares of stock of the Company the undersigned is entitled to vote at the Annual Meeting of Shareholders of Candela Corporation to be held on Tuesday, January 20, 1998, at 10:00 a.m., local time, at the Boston Park Plaza Hotel, 64 Arlington Street, Boston, Massachusetts 02116, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy statement dated December 11, 1997, a copy of which has been received by the undersigned.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE PROPOSAL IN ITEM 2, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

LOGO

[X]PLEASE MARK VOTES AS IN THIS EXAMPLE

1. To elect a Board of Directors for the ensuing year.
  Nominees:Gerard E. Puorro, Theodore G. Johnson, Kenneth D. Roberts, Douglas
  W. Scott,
      Richard J. Cleveland, M.D. and Robert E. Dornbush.

  [_] FOR ALL NOMINEES    [_] WITHHELD FROM ALL NOMINEES

  [_]_________________________________________________________________________
   For all nominees except as noted above

2. To ratify the appointment of the firm of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending June 27, 1998.

  [_] FOR     [_] AGAINST     [_] ABSTAIN

3.To transact such other business as may properly come before the meeting and any adjournments thereof.

                                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT
                                 LEFT [_]

                                 (If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.)

                                 Signature: ________________ Date: ____________

                                 Signature: ________________ Date: ____________